Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company) Ticker: MSA (NYSE) Contact: Mark Deasy – (724) 741-8570

MSA Reports Record Full Year Earnings

Net Income Increases 30% on Strong “Core” Performance

PITTSBURGH, February 13, 2013 – MSA (NYSE: MSA) today announced that net sales for the year ended December 31, 2012 were $1.169 billion compared with $1.173 billion in 2011, a decrease of $4 million. Excluding the effect of weakening currencies and the company’s divestiture of its ballistic vest and North American ballistic helmet businesses, sales increased $73 million or 7 percent. Net income for the year ended December 31, 2012 was a record $91 million, or $2.45 per basic share, an increase of $21 million, or 30 percent, compared with $70 million, or $1.91 per basic share, in 2011.

Net sales for the fourth quarter of 2012 were $294 million compared with $304 million for the same quarter in 2011, a decrease of $10 million or 3 percent. Excluding the effect of weakening currencies and the divested ballistic vest and North American ballistic helmet businesses, sales increased $10 million or 4 percent.

Net income for the fourth quarter of 2012 was $19 million, or 53 cents per basic share, an increase of $2 million or 15 percent, compared with $17 million or 46 cents per basic share, for the same quarter last year.

“As these results demonstrate, we continue to gain solid traction from our long-term strategy, a key focus of which is generating growth from core product sales in established and emerging markets,” said William M. Lambert, MSA president and CEO.

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MSA’s five core product groups include industrial head protection, fall protection devices, portable gas detection instruments, fixed gas and flame detection systems, and self-contained breathing apparatus (SCBA). Revenues in these product groups increased 10 percent for the quarter and represented 68 percent of MSA’s global business in the fourth quarter.

“Our continued emphasis on strengthening our overall mix with core products, combined with our focus on reducing manufacturing costs and implementing strategic pricing initiatives, clearly drove our success in 2012,” Mr. Lambert said. He added that for the quarter, gross profit margins improved 480 basis points when compared to the fourth quarter of 2011.

For the quarter, sales in the company’s North American segment decreased $14 million, or 9 percent, when compared to the same period of 2011. Excluding the impact of the ballistic vest and ballistic helmet divestitures in the fourth quarter of 2011 and the second quarter of 2012, respectively, North American segment sales increased $2 million or 1 percent when compared to the same period of 2011. Sales of gas detection products increased $5 million on higher shipments to industrial markets. These increases were partially offset by a $2 million decline in SCBA sales to fire service markets.

Fourth quarter sales in MSA’s European segment increased $7 million or 9 percent over the prior year. Excluding the unfavorable impact of a $1 million currency translation effect, European segment local currency sales increased $8 million or 11 percent from the prior year. Local currency sales of SCBAs and gas detection products each increased $4 million on strength in industrial markets.

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Sales in MSA’s International segment decreased $3 million or 3 percent, when compared to the fourth quarter of 2011. The decline was fully due to unfavorable currency translation effects, primarily related to a weakening of the South African rand and Brazilian real. Local currency sales were flat, despite a $2 million increase in head, eye and face protection products and a $1 million increase in gas detection products to industrial markets in Latin America. These improvements were offset by weakness in Australia and Africa.

Net income in the North American segment was $19 million in the fourth quarter, an increase of $6 million. The increase in income reflects strong improvements in gross profits driven by sales mix and lower manufacturing costs.

Fourth quarter net income in MSA’s European segment was $3 million. Local currency net income increased $1 million in the quarter due to higher sales, increased gross profits and lower restructuring costs partially offset by higher operating expenses.

Net income in MSA’s International segment was $4 million. Local currency net income decreased $2 million in the quarter due to a lower level of sales throughout Sub Saharan Africa and Australia.

The net loss reported in reconciling items in the fourth quarter of 2012 was $7 million, up $2 million when compared to the same period in 2011.

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“In looking back at 2012, I would categorize the year as a challenging period, but one in which we met those challenges,” Mr. Lambert said. “Our focus on core products helped us navigate the ongoing economic uncertainty, grow local currency sales 7 percent, and increase net income by 30 percent. Both our local currency sales and our net income are records for us. Just as impressively, we had a record $150 million of cash flow from Operations that allowed us to repay $63 million of debt, return $51 million to shareholders as dividends and increase cash by $23 million.”

“While the global economy and business conditions remain tepid, our focus and commitment to executing the corporate strategy remains unchanged,” Mr. Lambert said. “MSA’s position in the marketplace, the continued focus on developing and driving demand of core products, and our ongoing efforts to reduce manufacturing and operating costs provide us many opportunities to improve profitability and increase shareholder value in 2013 and beyond,” he concluded.

About MSA

Established in 1914, MSA is the global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. Many MSA products integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in a broad range of industries, including the fire service, the oil, gas and petrochemical industry, construction, mining and utilities, as well as the military. Principal products include self-contained breathing apparatus, fixed gas and flame detection systems, handheld gas detection instruments, head protection products, fall protection devices and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through a joint venture with MCR Safety. These products are marketed and sold under the Safety Works® brand. MSA, based north of Pittsburgh in Cranberry Township, Pa., has annual sales of approximately $1.2 billion, manufacturing operations in the United States, Europe, Asia and Latin America, and 42 international locations. Additional information is available on the company’s Web site at www.MSAsafety.com. Information on Safety Works products can be found at www.SafetyWorks.com.

Cautionary Statement Regarding Forward-Looking Statements:

Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Actual results can be affected by any number of factors, many of which are outside of management’s control. Among the factors that could cause such differences are global economic conditions, spending patterns of government agencies, competitive pressures, product liability claims, the success of new product introductions, currency exchange rate fluctuations, the identification and successful integration of acquisitions and the risks of doing business in foreign countries. These risks, uncertainties and other factors are detailed from time-to-time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA’s SEC filings are readily obtainable at no charge at www.sec.gov, as well as on a number of other commercial Website.

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Mine Safety Appliances Company

Consolidated Condensed Statement of Income (Unaudited)

(In thousands, except earnings per share)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Net sales	$294,114	$303,754	$1,168,904	$1,173,227
Other income, net	2,558	1,028	10,991	5,381

	296,672	304,782	1,179,895	1,178,608

Cost of products sold	163,753	183,812	666,172	702,991
Selling, general and administrative	84,643	78,985	321,234	306,367
Research and development	11,193	9,599	40,900	39,245
Restructuring and other charges	2,787	2,441	2,787	8,559
Interest expense	2,501	3,694	11,361	14,117
Currency exchange losses, net	1,306	1,525	3,151	2,511

	266,183	280,056	1,045,605	1,073,790

Income before income taxes	30,489	24,726	134,290	104,818
Provision for income taxes	10,979	7,839	42,529	34,773

Net income	19,510	16,887	91,761	70,045
Net (income) loss attributable to noncontrolling interests	(23)	92	(1,124)	(193)

Net income attributable to Mine Safety Appliances Company	19,487	16,979	90,637	69,852

Basic earnings per share	$.53	$.46	$2.45	$1.91

Diluted earnings per share	$.52	$.46	$2.42	$1.87

Dividends per common share	$.56	$.26	$1.38	$1.03

Basic shares outstanding	36,650	36,265	36,564	36,221
Diluted shares outstanding	37,137	36,874	37,042	36,831

Mine Safety Appliances Company

Consolidated Condensed Balance Sheet (Unaudited)

(In thousands)

	December 31, 2012	December 31, 2011

Current assets
Cash and cash equivalents	$82,718	$59,938
Trade receivables, net	191,289	192,627
Inventories	136,300	141,475
Other current assets	56,243	64,809

Total current assets	466,550	458,849

Property, net	147,465	145,763
Prepaid pension cost	42,816	58,075
Goodwill	258,400	259,084
Other noncurrent assets	196,515	193,281

Total	1,111,746	1,115,052

Current liabilities
Notes payable and current portion of long-term debt	$6,823	$8,263
Accounts payable	59,519	50,208
Other current liabilities	122,458	113,299

Total current liabilities	188,800	171,770

Long-term debt	272,333	334,046
Pensions and other employee benefits	151,536	124,310
Deferred tax liabilities	17,249	30,458
Other noncurrent liabilities	11,124	15,057
Equity	470,704	439,411

Total	1,111,746	1,115,052

Mine Safety Appliances Company

Consolidated Condensed Statement of Cash Flows (Unaudited)

(In thousands)

	Twelve Months Ended December 31,
	2012	2011

Net income	$91,761	$70,045
Depreciation and amortization	31,702	32,866
Change in working capital	38,159	(2,304)
Other operating	(11,146)	(15,349)

Cash from operations	150,476	85,258

Capital expenditures	(32,209)	(30,390)
Property disposals	20,193	18,687
Other investing	(5,269)	—

Cash from investing	(17,285)	(11,703)

Change in debt	(63,128)	(34,863)
Cash dividends paid	(50,990)	(37,741)
Other financing	3,598	1,324

Cash from financing	(110,520)	(71,280)

Exchange rate changes	109	(2,097)

Increase in cash	22,780	178

Mine Safety Appliances Company

Segment Information (Unaudited)

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Net sales
North America	$135,199	$148,986	$551,927	$561,140
Europe	82,099	75,350	289,549	286,753
International	76,816	79,418	327,428	325,334

Total	294,114	303,754	1,168,904	1,173,227

Net income (loss)
North America	$19,294	$13,141	$70,930	$57,914
Europe	3,119	1,791	12,913	7,331
International	4,418	6,643	22,318	27,152
Reconciling	(7,344)	(4,596)	(15,524)	(22,545)

Total	19,487	16,979	90,637	69,852